EXHIBIT 99.1

Old Line Bancshares, Inc. Announces Net Income Available to Common Shareholders of $410 Thousand Dollars for the First Quarter of 2009

BOWIE, Md., May 4, 2009 (GLOBE NEWSWIRE) -- James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. (Nasdaq:OLBK), the parent company of Old Line Bank, reported that net income increased $67,495 or 15.17% for the three months ended March 31, 2009 to $512,327 from $444,833 for the three months ended March 31, 2008. After inclusion of the dividends and accretion on the preferred stock issued under the U.S. Treasury Department's Capital Purchase Program in December 2008, net income available to common shareholders for the three month period was $409,755. Earnings per basic and diluted common share were $0.11 for the three months ended March 31, 2009 and 2008. The 15.17% increase in net income for the three month period was primarily the result of an approximately $423,000 increase in net interest income. This increase derived from a $15.7 million or 6.79% increase in net loans during the period as Old Line Bank's net interest margin remained comparable to that reported in 2008. We also had an approximately $160,000 increase in pre-tax earnings from our majority owned subsidiary Pointer Ridge Office Investments, L.L.C. These increases were partially offset by a $261,600 increase in the loan loss provision from $38,400 to $300,000 and increased operating expenses associated with the opening of our College Park and Annapolis branches in 2008. The increase in earnings from Pointer Ridge derived from a non-recurring lease termination fee.

Mr. Cornelsen stated: "I am pleased to report continued profitability during one of the most challenging economic periods in the last thirty years. Although we continue to maintain strong asset quality with only two non-accrual loans totaling $1.5 million, in the current economic climate, we believe it is prudent to increase our loan loss provision. During the period we placed one loan in the amount of approximately $700,000 in non-accrual. We ended the quarter with two non-performing loans totaling approximately $1.5 million or 0.45% of total assets.

In November 2008, we acquired an additional 12.5% membership interest in Pointer Ridge Office Investments, LLC. This purchase increased our ownership percentage in the entity from 50.0% to 62.5%. As a result, we now consolidate their financial results with ours and make the appropriate minority interest adjustments in stockholders' equity." As stated above, the net impact of this investment during the quarter ended March 31, 2009 as compared to the same period in 2008 was a $160,000 increase in pre-tax earnings.

At March 31, 2009, the allowance for loan losses was $2.3 million or 0.92% of gross loans compared to $1.9 million or 0.85% of gross loans at December 31, 2008. Historically, we have had minimal past dues and charge-offs. Based on our history, internal analysis and the satisfactory historical performance of the loan portfolio, we believe this allowance appropriately reflects the inherent risk of loss in our portfolio and the current economic climate.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank also operates from a branch in Bowie, Maryland, two branches in Waldorf, Maryland, one branch in Annapolis, Maryland and four additional branches in Prince George's County, Maryland. Its primary market area is the suburban Maryland (Washington, D.C. suburbs) counties of Prince George's, Anne Arundel, Charles and northern St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular the statement with respect to the adequacy of our loan loss allowance, constitute "forward-looking statements" as defined by Federal Securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates", "plans" or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, further deterioration in economic conditions in our target markets or nationally and changes in laws impacting our ability to collect on outstanding loans. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

             Old Line Bancshares, Inc. & Subsidiaries
                    Consolidated Balance Sheets

                                             March 31,   December 31,
                                               2009          2008
 --------------------------------------------------------------------
                                            (Unaudited)

              Assets

 Cash and due from banks                   $  7,053,061  $  8,823,170
 Federal funds sold                             111,267     2,140,525
                                           ------------  ------------
     Total cash and cash equivalents          7,164,328    10,963,695
 Time deposits in other banks                11,638,162    13,267,000
 Investment securities available for sale    30,869,489    29,565,976
 Investment securities held to maturity       7,630,994     8,003,391
 Loans, less allowance for loan losses      246,841,748   231,053,618
 Restricted equity securities at cost         2,765,650     2,126,550
 Bank premises and equipment                 12,258,128    12,388,046
 Accrued interest receivable                  1,126,374     1,091,560
 Prepaid income taxes                                --        35,649
 Bank owned life insurance                    8,177,510     8,096,039
 Other assets                                 2,505,564     1,139,101
                                           ------------  ------------
       Total assets                        $330,977,947  $317,730,625
                                           ============  ============

  Liabilities and Stockholders' Equity

 Deposits
   Noninterest-bearing                     $ 36,403,344  $ 39,880,119
   Interest-bearing                         203,851,047   191,550,521
                                           ------------  ------------
     Total deposits                         240,254,391   231,430,640
 Short-term borrowings                       24,661,925    17,773,934
 Long-term borrowings                        21,510,918    21,531,133
 Accrued interest payable                       588,637       625,446
 Income tax payable                             177,349            --
 Deferred income taxes                           66,614        65,651
 Other liabilities                              912,396     4,012,968
                                           ------------  ------------
       Total liabilities                    288,172,230   275,439,772
                                           ------------  ------------

 Stockholders' equity
 Preferred stock, par value $0.01 per
  share and additional paid in capital;
  7,000 shares issued and outstanding         6,718,662     6,703,591
 Common stock, par value $0.01 per share;
  authorized 15,000,000 shares; issued
  and outstanding 3,862,364 in 2009
  and 2008                                       38,624        38,624
 Additional paid-in capital                  28,909,419    28,838,810
 Warrants to purchase 141,892 shares
  of common stock                               301,434       301,434
 Retained earnings                            5,705,656     5,411,772
 Accumulated other comprehensive income         428,629       392,611
                                           ------------  ------------
     Total Old Line Bancshares, Inc.
      stockholders' equity                   42,102,424    41,686,842
 Noncontrolling interest                        703,293       604,011
                                           ------------  ------------
     Total equity                            42,805,717    42,290,853
                                           ------------  ------------
       Total liabilities and equity        $330,977,947  $317,730,625
                                           ============  ============

            Old Line Bancshares, Inc. & Subsidiaries
                Consolidated Statements of Income

                                                  2009        2008
 Three Months Ended March 31,                  (Unaudited) (Unaudited)
 --------------------------------------------------------------------
 Interest revenue
   Loans, including fees                       $3,601,883  $3,503,684
   U.S. Treasury securities                         4,856      22,487
   U.S. government agency securities              102,921      25,532
   Mortgage backed securities                     267,921      18,059
   Municipal securities                            22,999      24,917
   Federal funds sold                                 435     126,378
   Other                                          100,933      49,385
                                               ----------  ----------
     Total interest revenue                     4,101,948   3,770,442
                                               ----------  ----------

 Interest expense
   Deposits                                     1,189,384   1,334,837
   Borrowed funds                                 260,311     206,072
                                               ----------  ----------
     Total interest expense                     1,449,695   1,540,909
                                               ----------  ----------

     Net interest income                        2,652,253   2,229,533

 Provision for loan losses                        300,000      38,400
                                               ----------  ----------
     Net interest income after provision
      for loan losses                           2,352,253   2,191,133
                                               ----------  ----------

 Non-interest revenue
   Service charges on deposit accounts             79,089      72,952
   Earnings on bank owned life insurance           93,461      91,603
   Income on investment in real estate LLC             --      12,896
   Other fees and commissions                     431,050      54,987
                                               ----------  ----------
     Total non-interest revenue                   603,600     232,438
                                               ----------  ----------

 Non-interest expense
   Salaries                                       837,057     734,931
   Employee benefits                              302,424     269,453
   Occupancy                                      232,181     279,922
   Equipment                                       79,878      70,475
   Data processing                                 75,337      61,252
   Other operating                                535,253     329,277
                                               ----------  ----------
     Total non-interest expense                 2,062,130   1,745,310
                                               ----------  ----------

 Income before income taxes                       893,723     678,261

    Income taxes                                  282,115     233,428
                                               ----------  ----------
 Net income                                       611,608     444,833
   Less:  Net income attributable to the
    noncontrolling interest                        99,281          --
                                               ----------  ----------
 Net income attributable to Old Line
  Bancshares, Inc.                                512,327     444,833
 Preferred stock dividends and accretion          102,572          --
                                               ----------  ----------
 Net income available to common
  shareholders                                 $  409,755  $  444,833
                                               ==========  ==========

 Basic earnings per common share               $     0.11  $     0.11
 Diluted earnings per common share             $     0.11  $     0.11

CONTACT:  Old Line Bancshares, Inc.
          Christine M. Rush, Chief Financial Officer
          (301) 430-2544